CONTACT: William C. Irwin

Chairman of the Board

(845) 790 -1514

FOR IMMEDIATE RELEASE

Rhinebeck Bank Appoints Sharon A. McGinnis and Nancy K. Patzwahl to Board of Directors

POUGHKEEPSIE, NY — April 15, 2025 — Rhinebeck Bancorp, Inc., along with its wholly-owned subsidiary, Rhinebeck Bank, and its mutual holding company, Rhinebeck Bancorp, MHC, is pleased to announce the appointment of Sharon A. McGinnis and Nancy K. Patzwahl to their respective Boards of Directors, effective April 15, 2025.

Sharon McGinnis currently serves as Chief Human Resources Officer at Central Hudson Gas & Electric Corporation. Prior to her current role, she held the position of Vice President of Human Resources at Dow Jones. She has proven leadership experience focused on talent management, leadership development, recruitment, employee engagement, and compensation matters. She brings to the Board a proven track record in executive leadership, organizational development, and corporate governance. In addition to her corporate work, McGinnis is a founding member of the Fortis Women Executive Leadership Council and an active community volunteer through her board service with the United Way of the Dutchess & Orange Region.

McGinnis has been appointed to the Compensation and Governance & Nominating Committees of the Board of Directors, where her expertise in employee relations matters will help guide the Bank’s ongoing strategic efforts.

Nancy K. Patzwahl, a certified public accountant and principal at UHY Advisors NY, Inc., brings extensive experience in tax strategy, financial reporting, and risk oversight. With a long-standing career in both public accounting and private practice including KPMG. Patzwahl has served clients ranging from individuals to complex business entities. She previously served as a director of the National Union Bank of Kinderhook, where she contributed to the Audit Committee and helped oversee the bank’s financial operations until its sale in 2019. Her nonprofit service includes trustee roles with the Home for the Aged and the Rheinstrom Hill Community Foundation, both in Hudson, New York.

Patzwahl has been appointed to the Audit Committee and the Loan Review Committee, providing the Board with valuable insight into accounting standards, internal controls, and regulatory compliance.

“We are thrilled to welcome Sharon and Nancy to the Board,” said Bill Irwin, Chairman of Rhinebeck Bank’s Board of Directors. “Sharon’s expertise in human resources and corporate leadership, along with Nancy’s wealth of experience in accounting and bank governance, will strengthen our Board’s ability to uphold our core values of integrity, accountability, and community service.”